Exhibit 23.1

Tel: 415-397-7900 Fax: 415-397-2161 www.bdo.com	One Bush Street Suite 1800 San Francisco, CA 94104

Consent of Independent Registered Public Accounting Firm

Life360, Inc.

San Mateo, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 23, 2023, relating to the consolidated financial statements of Life360, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ BDO USA, P.C.

San Francisco, California

September 27, 2023

BDO USA, P.C., a Virginia professional service corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.